EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Appoints Jikun Kim as Chief Financial Officer

ALHAMBRA, California, June 8, 2016 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of Indium Phosphide (InP) optical chips, components, subsystems and systems for the broadband and specialty fiber optics market, announced today that the Board of Directors of EMCORE Corporation (“EMCORE” or the “Company”) appointed Jikun Kim as Chief Financial Officer, effective June 20, 2016. Jikun Kim succeeds Mark Weinswig who served as Chief Financial Officer since October 2010.

Mr. Kim has more than 20 years of experience in the high technology industry. He has held senior financial management positions at several public and private high growth companies and has a wealth of strategic and operational expertise. Most recently, Mr. Kim served as Chief Financial Officer of Merex Group, an industry leader in aftermarket aerospace support services.

“We are very excited about the addition of Mr. Kim to EMCORE’s management team. Mr. Kim brings broad operational and strategic experience to the organization and will play a critical role in leading the Company through the execution of our business plan,” said Jeffrey Rittichier, President and CEO of EMCORE Corporation.

Prior to Merex, Mr. Kim was Chief Financial Officer of AeroVironment, a technology solutions provider with an advanced portfolio of unmanned aircraft systems and electric transportation systems, and held senior finance positions with Raytheon Vision Systems. He holds a Masters of Business Administration in Finance from the Columbia Business School, a Masters of Science in Electrical Engineering from the University of California Los Angeles, and a Bachelors of Science from the University of California Berkeley.

Mark Weinswig, EMCORE’s prior Chief Financial Officer, will be assisting through a transition period. “ On behalf of the entire Company and our Board of Directors, we want to thank Mark for all of his contributions to the company during his tenure and his support for the changes made at EMCORE over the past few years. We wish him the best in his future endeavors," noted Rittichier.

About EMCORE
EMCORE Corporation designs and manufactures Indium Phosphide (InP) optical chips, components, subsystems and systems for the broadband and specialty fiber optics market. EMCORE was the pioneer in linear fiber optic transmission technology, and today is a leader in optical components, as well as a provider of complete end-to-end solutions for high-speed communications network infrastructures, enabling systems and service providers to meet growing demand for bandwidth and connectivity. EMCORE’s advanced optical technologies are designed for cable television (CATV) and fiber-to-the-premise (FTTP) networks, telecommunications and data centers, satellite communications, aerospace and defense, wireless networks, and broadcast and professional audio/video systems. With its world-class InP semiconductor wafer fabrication facility, EMCORE has fully vertically-integrated manufacturing capability and also provides contract design, foundry and component packaging services. EMCORE is headquartered in Alhambra, California with InP wafer fabrication operations in Alhambra, and ISO 9001 certified manufacturing in Alhambra and Langfang, China. For further information about EMCORE, visit http://www.emcore.com.

Contact:

EMCORE Corporation

Media
Joel Counter
Manager, Corporate Marketing Communications
(626) 999-7017
media@emcore.com

Investor
Erica Mannion
Sapphire Investor Relations, LLC
Phone: (617) 542-6180
investor@emcore.com